UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 19, 2012 (October 4, 2012)

PREMIER POWER RENEWABLE ENERGY, INC.

(Exact name of registrant as specified in Charter)

Delaware	333-140637	13-4343369
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4961 Windplay Drive, Suite 100

El Dorado Hills, CA 95762

(Address of Principal Executive Offices)

(916) 939-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective October 17, 2012, Dean Marks resigned as Chief Executive Officer of the registrant. Mr. Marks will remain with the registrant as Vice President of the US Micro Utility Division. The registrant entered into an amended employment agreement with Mr. Marks in connection with this change. Additionally, under the amendment, Mr. Marks will receive two months’ salary as severance in the event of termination by the registrant without cause. Mr. Marks may terminate his agreement for a good reason effective immediately upon notice. Good reasons constitute (i) assignment of duties to Mr. Marks that are materially inconsistent with his current position, (ii) a reduction in his base salary or cash bonus structure without his consent, failure to continue his current benefits, or failure to pay his salary or any other amounts owed within thirty days of the due date, and (iii) changing the registrant’s principal executive officers from the El Dorado Hills, California area.

(c) Effective October 17, 2012, Francesco Marangon was appointed Chief Executive Officer for a four year term. Mr. Marangon, age 41, holds a degree in Electronic Engineering. He founded Gascom SpA, an energy company, with some partners in 2005, after gaining significant experience in the technical-sales side of businesses with an international reach. Gascom originates from his business leanings and interest in the world of gas and energy, with all its progressions. Mr. Marangon is the CEO of Gascom.

Mr. Marangon is a majority stockholder of the registrant, indirectly holding approximately 56% of the issued and outstanding voting capital stock through Gascom. Gascom purchased its approximately 56% stake in the registrant, or 16,458,853 shares of common stock, on July 11, 2012 in a private sale transaction for a total $1.8 million cash consideration.

In connection with his election as CEO, we entered into an Employment Agreement with Mr. Marangon. His base salary is $250,000 per year. He will receive an annual bonus equal to 5% of the EBITDA of the registrant if such an EBITDA exceeds $5,000,000 starting in fiscal year 2013. The registrant may terminate at any time for cause, and may terminate without cause with two months’ prior written notice.

(d)           Effective October 4, 2012, Francesco Marangon was appointed to the Board of Directors to fill a vacancy on the Board. He will serve as Chairman of the Board, replacing Dean Marks in such role. Mr. Marangon is a majority stockholder of the registrant, as discussed in (c) above. Mr. Marangon will not be compensated for his role on the Board.

(e) On October 17, 2012, the registrant entered into an amendment to Miguel de Anquin’s employment agreement. Mr. de Anquin is the registrant’s President and Chief Financial Officer. Under the amendment, Mr. de Anquin will receive two months’ salary as severance in the event of termination by the registrant without cause. Mr. de Anquin may terminate his agreement for a good reason effective immediately upon notice. Good reasons constitute (i) assignment of duties to Mr. de Anquin that are materially inconsistent with his current position, (ii) a reduction in his base salary or cash bonus structure without his consent, failure to continue his current benefits, or failure to pay his salary or any other amounts owed within thirty days of the due date, and (iii) changing the registrant’s principal executive officers from the El Dorado Hills, California area.

(a)	Director Resignations

Effective October 10, 2012, Robert Medearis resigned from the Board of Directors. Mr. Medearis was a member of the registrant’s audit, nominating, and compensation committees. Mr. Medearis’ resignation letter is attached as Exhibit 17.1 to this Form 8-K.

Effective October 10, 2012, Hernan Martinez resigned from the Board of Directors. Mr. Martinez was a member of the registrant’s audit, nominating, and compensation committees. Mr. Martinez’s resignation letter is attached as Exhibit 17.2 to this Form 8-K.

Effective October 10, 2012, Tommy Ross resigned from the Board of Directors. Mr. Ross was a member of the registrant’s audit, nominating, and compensation committees. Mr. Ross’ resignation letter is attached as Exhibit 17.3 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement between registrant and Francesco Marangon, dated October 17, 2012

10.2	Amended Employment Agreement between registrant and Miguel de Anquin, dated October 17, 2012

10.3	Amended Employment Agreement between registrant and Dean Marks, dated October 17, 2012

17.1	Resignation Letter from Robert Medearis, dated October 4, 2012

17.2	Resignation Letter from Hernan Martinez, dated October 4, 2012

17.3	Resignation Letter from Tommy Ross, dated October 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER POWER RENEWABLE ENERGY, INC. (Registrant)

Date: October 19, 2012	By:	/s/ Francesco Marangon
Francesco Marangon Chief Executive Officer